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                                                                      Exhibit 15


To the Stockholders and Board of Directors of Homestead Village Incorporated


We are aware that Homestead Village Incorporated has incorporated by reference in its previously filed Registration Statement File No. 333-37803, Registration Statement File No. 333-17243, Registration Statement File No. 333-17245, and Registration Statement File No. 333-48163, its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated April 24, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                                             ARTHUR ANDERSEN LLP


Atlanta, Georgia
April 24, 1998